Exhibit 10.12

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

OPTION AND LICENSE AGREEMENT

THIS OPTION AND LICENSE AGREEMENT (the “Agreement”) is made and entered into as of September 4, 2019 (the “Effective Date”) by and between ARTIVA BIOTHERAPEUTICS, INC., a Delaware corporation (“Artiva”), having a place of business at 4747 Executive Drive, Suite 1150, San Diego, CA 92121, USA, and GREEN CROSS LABCELL CORPORATION, a Korean corporation (“GCLC”), with its principal place of business at 107, Ihyeon-ro 30 beon-gil, Giheung-gu, Yongin-si, Gyeonggi-do, 446-850, 16924, Republic of South Korea. Artiva and GCLC are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. GCLC has developed or otherwise controls certain intellectual property related to the discovery, research and development of natural killer cell (“NK Cell”) therapies.

B. Artiva is a privately-held biotechnology company focused on developing and commercializing cell therapies for hematologic malignancies or solid tumors, including NK Cells.

C. The Parties desire to establish a collaborative relationship, pursuant to which, among other things:

(a) Artiva would acquire an exclusive license under certain core GCLC intellectual property related to GCLC’s NK Cell program to develop, manufacture and commercialize Licensed Products in the Field in the Territory (each as defined below);

(b) GCLC would conduct a research and development program with the goal of developing Selected Products (as defined below); and

(c) GCLC would grant to Artiva an exclusive option to obtain an exclusive license under Selected Product Technology (as defined below) to develop, manufacture and commercialize Selected Products in the Field in the Territory;

in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement.

1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise. For purposes of this Agreement, Artiva shall not be considered an Affiliate of GCLC, and GCLC and its Affiliates shall not be considered Affiliates of Artiva.

1.2 “Asia” means, collectively, the following countries and territories: China (including Hong Kong and Macau), Japan, Mongolia, North Korea, South Korea, Taiwan, Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, Timor-Leste, Vietnam, Afghanistan, Bangladesh, Bhutan, India, Maldives, Nepal, Pakistan and Sri Lanka.

1.3 “Biosimilar Product” means, with respect to a Licensed Product and on a country-by-country basis, a product that [***].

1.4 “BLA” means (a) a Biologics License Application filed with the FDA for marketing approval of a Licensed Product, or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing, or (b) similar filing outside the United States with applicable Regulatory Authorities, including the EMA. BLA excludes any application for pricing and reimbursement approvals.

1.5 “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in California or South Korea are required by applicable Law to remain closed.

1.6 “CAR” means a chimeric antigen receptor that includes at least: (a) an extracellular domain that includes an antibody; (b) a transmembrane domain; and (c) one or more cytosolic signaling domains.

1.7 “CAR-NK Cell” means a NK Cell that expresses or is capable of expressing a transgene encoding a CAR.

1.8 “CMC Activities” means the activities necessary or useful for generating the Information related to the chemistry, manufacturing and controls of any Licensed Product required for the Regulatory Approval of Licensed Products, as specified by the FDA or other applicable Regulatory Authority.

1.9 “Combination Product” means any combination of a Licensed Product with one (1) or more other active ingredients, products or services that is not a Licensed Product, where such products are sold either as a fixed dose/unit or as separate doses/units in a single package for a single price.

1.10 “Commercially Reasonable Efforts” means, with respect to GCLC’s or Artiva’s obligations under this Agreement, the carrying out of such obligations or tasks with a level of efforts and resources [***]. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis, and it is anticipated that the level of efforts required shall be different for different markets and indications and shall change over time, reflecting changes in the status of the Licensed Product and markets involved.

1.11 “Confidential Information” of a Party means any and all Information that is disclosed or made available by one Party or its representatives to the other Party or its representatives pursuant to this Agreement, whether in oral, written, graphic, or electronic form. All confidential information disclosed by a Party pursuant to the Mutual Non-Disclosure Agreement between the Parties dated May 13, 2019 (the “Confidentiality Agreement”) shall be deemed to be such Party’s Confidential Information.

1.12 “Controlled” means, with respect to any compound, material, Information or intellectual property right, that the Party has the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) to grant to the other Party access, a license or a sublicense (as applicable) to such compound, material, Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.13 “Dollars” or “$” means the legal tender of the U.S.

1.14 “EMA” means the European Medicines Agency or any successor entity.

1.15 “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto. Notwithstanding the foregoing, the EU shall include the United Kingdom and each country within the United Kingdom for purposes of this definition regardless of whether such country officially exits the EU or the United Kingdom during the Term.

1.16 “Executive Officers” means the Chief Executive Officer of Artiva and the Chief Executive Officer of GCLC, or such other person (of similar seniority within Artiva or GCLC) designated by Artiva or GCLC from time to time.

1.17 “FDA” means the United States Food and Drug Administration or any successor entity.

1.18 “Field” means any therapeutic, prophylactic or diagnostic uses in humans.

1.19 “First Commercial Sale” means, with respect to a Licensed Product in a particular country in the Territory, the first commercial sale of such Licensed Product in such country after all needed Regulatory Approvals have been obtained in such country. Sales prior to receipt of Regulatory Approval for such Licensed Product in such country, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be a First Commercial Sale.

1.20 “GAAP” means generally accepted accounting principles in the U.S. or internationally, as applicable, consistently applied and shall mean the international financial reporting standards if a Party uses the international financial reporting standards, as they exist from time to time.

1.21 “GCLC Affiliate” means the [***] or any Affiliate of GCLC (a) with which GCLC has an agreement related to NK Cells, Licensed Products or Information or Patents related to NK Cells or Licensed Products, or (b) which GCLC engages to perform any activities of GCLC contemplated by this Agreement.

1.22 “GCLC Core Know-How” means all Information Controlled by GCLC or any GCLC Affiliate as of the Effective Date or during the Term relating to methods and tools for culturing or engineering NK Cells, NK Cells produced by such methods (including NK Cells containing CARs and NK Cells with other receptor or marker modifications), NK Cell manufacturing and production methods or cryoformulation technologies. GCLC Core Know-How excludes any Joint Inventions.

1.23 “GCLC Core Patents” means any Patents in the Territory Controlled by GCLC or any GCLC Affiliate as of the Effective Date or during the Term relating to methods and tools for culturing or engineering NK Cells, NK Cells produced by such methods (including NK Cells containing CARs and NK Cells with other receptor or marker modifications), NK Cell manufacturing and production methods or cryoformulation technologies, including those Patents listed on Exhibit 1.23. Exhibit 1.23 may be updated from time-to-time during the Term upon the mutual written agreement of the Parties. GCLC Core Patents excludes any Joint Patents.

1.24 “GCLC Core Technology” means the GCLC Core Know-How and GCLC Core Patents.

1.25 “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.26 “IND” shall mean an investigational new drug application, clinical trial application, clinical trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312.

1.27 “Indication” means a human disease, disorder or medical condition that is [***].

1.28 “Information” means all tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), processes, formulations, compounds, products, biological materials, cell lines (it being understood that any rights to use Information include the rights to use such cell lines), samples of assay components, media, designs, formulas, ideas, programs, software models, algorithms, developments, experimental works, protocols, methods, knowledge, know-how, skill, experience, data and results (including pharmacological, toxicological and chemical and clinical data and results), compilations of data, other works of analytical and quality control data, specifications, methods, results, descriptions, compositions of matter, regulatory submissions, minutes, correspondence strategy, medical uses, adverse reactions and manufacture and quality control methods.

1.29 “Knowledge” means, with respect to a Party, the good faith understanding of the facts and information in the possession of an officer of such Party, or any in-house legal counsel of, or in-house patent agents employed by, such Party or its Affiliates, without any duty to conduct any additional investigation with respect to such facts and information by reason of the execution of this Agreement. For purposes of this definition, an “officer” means any person in the position of vice president, senior vice president, president or chief executive officer of a Party.

1.30 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.31 “Licensed Product” means any NK Cell pharmaceutical product, process, service or therapy, in current or future formulations and any delivery mode, which shall include non-genetically modified NK Cells and genetically-modified NK Cells such as CAR-NK Cells and gene-edited CAR-NK Cells, regardless of origin, and any Combination Product.

1.32 “Net Sales” means, with respect to a given period of time, the gross amount invoiced by Artiva and its Affiliates and Sublicensees (each, a “Selling Party”) to Third Party (other than any Selling Party) purchasers for the sale or distribution of Licensed Products in the Territory, less the following deductions and offsets that are actually incurred, allowed, accrued, paid or taken and are allocated with respect to such sale or distribution:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***];

(f) [***]; and

(g) [***].

Such amounts shall be determined in accordance with GAAP.

With respect to (c) above, (i) no deductions will be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collections, and (ii) if a Licensed Product is distributed at a discounted price that is substantially lower than the customary price charged by Licensee, or distributed for non-cash consideration (whether or not at a discount), Net Sales will be calculated based on the non-discounted amount of the Licensed Product charged to an independent Third Party during the same calendar quarter or, in the absence of such sales, on the fair market value of the Licensed Product.

Sales of Licensed Products by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. Transfers or dispositions of Licensed Products as free promotional samples in commercially reasonable amounts, consistent with prevailing industry standards, and Licensed Products used in research, development or regulatory activities, compassionate use, indigent programs, investigator-initiated trials or on a named patient basis shall be disregarded in determining Net Sales.

If any discounts or other deductions or rebates are made in connection with sales of a Licensed Product that is bundled or sold together with other products of the Selling Parties, then the discount, deduction or rebate applied to the Licensed Product shall not exceed the discount, deduction or rebate applied to any of the other products of the Selling Parties in such arrangement based upon the respective list prices of the Licensed Product and such other products prior to applying the discount, unless Artiva provides evidence reasonably satisfactory to GCLC that such difference is commercially reasonable and does not unfairly prejudice the Licensed Product in favor of such other products.

For Licensed Products which are sold as Combination Products, the Net Sales for such Combination Products shall be adjusted by [***].

1.33 “Option Candidate” shall mean a Selected Product that meets the Option Candidate Criteria.

1.34 “Option Candidate Criteria” shall mean the criteria that a Selected Product is expected to meet in order to be suitable for nomination, as set forth in Exhibit 1.34, as may be amended by written agreement of the Parties.

1.35 “Option Exercise Period” shall mean, with respect to an Option Candidate, the time period commencing on the date of JSC determination of qualification of such Option Candidate and ending [***]days after the Delivery Date of the Option Candidate Data Package for such Option Candidate (as may be extended as provided in Section 5.6).

1.36 “Patent” means all: (a) letters patent (including inventor’s certificates), including any substitution, extension, registration, confirmation, validation, reissue, re-examination, supplementary protection certificates, confirmation patents, patent of additions, renewal or any like filing thereof; (b) pending applications for letters patent (including applications for inventor’s certificates), including any continuation, division or continuation-in-part thereof and any provisional applications; and (c) any United States and international counterparts to any of (a) and (b) above.

1.37 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations (or waivers) of any national, supra-national (e.g., the European Commission or the Council of the EU), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use, import, transport, promotion, marketing, offer for sale or sale of a Licensed Product in a regulatory jurisdiction.

1.38 “Regulatory Authority” means the applicable national (e.g., the FDA and EMA), supra-national (e.g., the European Commission or the Council of the EU), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority that, in each case, regulates or governs the development of a Licensed Product or the granting of Regulatory Approval of a Licensed Product in a regulatory jurisdiction.

1.39 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights granted by a Regulatory Authority (other than Patents) with respect to a Licensed Product sold in a given country, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity or pediatric exclusivity.

1.40 “Regulatory Materials” means applications, submissions, notifications, registrations, Regulatory Approvals or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to develop, manufacture, use, market, sell or otherwise commercialize a Licensed Product in a particular country or regulatory jurisdiction.

1.41 “SEC” means the U.S. Securities and Exchange Commission or any successor entity.

1.42 “Selected Product” means a Licensed Product that is discovered or developed by GCLC or any GCLC Affiliate, whether pursuant to any R&D Plan or from any source cell originating from GCLC’s or GCLC Affiliate’s technology (whether before or after the Effective Date), as may be engineered or modified for improved therapeutic performance, including (a) expression or display of Target-specific receptors, activation domains or cytokines or (b) modification of inhibitory receptors or Human Leukocyte Antigens. Each of the Licensed Products identified as AB-101, AB-201, AB-301 and AB-401, each as described in Exhibit 1.42, shall be a Selected Product.

1.43 “Selected Product Know-How” means all Information Controlled by GCLC or any GCLC Affiliate as of the Effective Date or during the Term that relate specifically to a Selected Product or its manufacture or use (and are not otherwise included in GCLC Core Technology). Selected Product Know-How excludes any Joint Inventions.

1.44 “Selected Product Patents” means any Patents in the Territory Controlled by GCLC or any GCLC Affiliate as of the Effective Date or during the Term that relate specifically to a Selected Product or its manufacture or use (and are not otherwise included in GCLC Core Technology). Exhibit 1.44 sets forth the Selected Product Patents existing on the Effective Date. Exhibit 1.44 may be updated from time-to-time during the Term upon the mutual written agreement of the Parties. Selected Product Patents excludes any Joint Patents.

1.45 “Selected Product Technology” means the Selected Product Know-How and Selected Product Patents.

1.46 “Sublicensee” means a Third Party to whom Artiva grants a sublicense under some or all of the rights granted to Artiva pursuant to the Core License or any Selected Product License, beyond the mere right to purchase Licensed Products from or to provide services on behalf of Artiva and its Affiliates. In no event shall GCLC or any of its Affiliates be deemed a Sublicensee.

1.47 “Target” means any specific molecular target identified by any nucleic acid, gene or protein in biological tissues, which is specifically designated for a particular Selected Product.

1.48 “Territory” means all countries in the world, excluding Asia, Australia and New Zealand.

1.49 “Third Party” means any person or entity other than: (a) Artiva; (b) GCLC; or (c) an Affiliate of either Party.

1.50 “[***]” means [***]

1.51 “U.S.” or “United States” means the United States of America, including all possessions and territories thereof.

1.52 “Universal Selected Product” means a Selected Product that is not antigen-specific, such as AB-101 or AB-301.

1.53 “Valid Claim” means: (a) a claim in an issued Patent that has not: (i) expired or been canceled; (ii) been declared invalid by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction; (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement of the Parties; or (b) a claim in an application for a Patent that has been pending for not more than [***] years and has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable Governmental Authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.

1.54 Additional Definitions. Each of the following definitions is set forth in the section of the Agreement indicated below:

Definition	Section
Agreement	Preamble
Alliance Manager	3.3
Artiva	Preamble
Artiva Indemnitees	12.1(b)
Claims	12.1(a)
Confidentiality Agreement	1.11
Core IP Royalties	6.1(a)
Core IP Royalty Term	6.1(b)
Core License	2.1
Delivery Date	5.2(b)
Development Plan	7.2(a)
Effective Date	Preamble
Exercised Selected Product	5.3
Exercise Notice	5.3
Existing Third Party Agreements	5.4(d)
Expert	13.5(a)
GCLC	Preamble
GCLC Indemnitees	12.1(a)
ICC	13.3
Indemnified Party	12.1(c)
Indemnifying Party	12.1(c)
JDC	3.2(a)
Joint Inventions	8.1
Joint Patents	8.1
JSC	3.1(a)
Materials	4.5
NK Cell	Preamble
Option/Options	5.1
Option Candidate Data Package	5.2(a)
Option Exercise	5.3
Option Termination Event	5.7
Parties/Party	Preamble
R&D Plan	4.2(a)
R&D Program	4.1
R&D Program Results	4.4
Retained Selected Product	5.7
Retained Third Party Agreement	5.4(d)
Selected Product License	5.3
Selected Product License Agreement	5.3
Selling Party	1.32
Term	10.1
Territory Sublicense Third Party Agreement	5.4(d)
Territory Third Party Agreement	5.4(d)

Third Party License	6.1(e)(ii)
[***]	2.3
[***]	2.3
[***]	2.3

2.	LICENSES AND RELATED RIGHTS

2.1 License Grant. Subject to the terms and conditions of this Agreement, GCLC hereby grants Artiva during the Term an exclusive (even as to GCLC and its Affiliates), royalty-bearing license, with the right to sublicense through multiple tiers as provided in Section 2.2, under the GCLC Core Technology, and GCLC’s interest in Joint Inventions and Joint Patents, to research, develop, make, have made, use, offer for sale, sell and import Licensed Products (including (i) Exercised Selected Products and (ii) Licensed Products other than Selected Products developed by Artiva, itself or with any of its Affiliates or Third Parties) in the Field and in the Territory (the “Core License”).

2.2 Sublicensing; Subcontracting. Artiva shall have the right to grant sublicenses of rights granted under the Core License, or subcontract its activities with respect to any Licensed Product, to its Affiliates, contractors and any other Third Party, provided that: (a) Artiva shall remain responsible for the performance or failure to perform by any such Affiliate, Sublicensee and subcontractor under their respective sublicensed or subcontracted rights or obligations to the same extent as if such activity were performed (or was failed to be performed) by Artiva; and (b) each such sublicense and subcontract agreement shall be consistent with the terms and conditions of this Agreement. Artiva shall provide GCLC with a copy of any sublicense agreement entered into with a Sublicensee, and any amendment thereto, within [***] days of its execution (provided that Artiva may redact any confidential information contained therein that is not necessary to disclose to ensure compliance with this Agreement).

2.3 Reserved Rights. GCLC hereby expressly reserves (a) all rights to practice, and to grant licenses under, the GCLC Core Technology and GCLC’s interest in Joint Inventions and Joint Patents outside the Territory, (b) the right to conduct research and development to be conducted by GCLC or any GCLC Affiliate as contemplated by this Agreement and any services or manufacturing agreements entered into between GCLC or any GCLC Affiliate and Artiva, and (c) the right to practice, and to grant licenses under, the GCLC Core Technology for Retained Selected Products in the Territory. In addition, the Core License is subject to the following rights granted to [***] under the [***] as in effect as of the Effective Date and only for so long as such rights continue under the terms of the [***]: (i) a non-exclusive license, without the right to sublicense, under specified GCLC intellectual property to perform [***] activities under the research plan agreed to by [***] and GCLC as it exists as of the Effective Date; (ii) the option to negotiate with GCLC to obtain a non-exclusive right and license to specified GCLC intellectual property to [***]; and (iii) the option to negotiate with GCLC during [***].

2.4 Negative Covenant. Artiva covenants that it will not and will not permit any of its Affiliates, Sublicensees or subcontractors to use or practice any GCLC Core Technology or GCLC’s interest in Joint Inventions and Joint Patents outside the scope of the Core License and Selected Product License(s). GCLC covenants that it will not and will not permit any of its Affiliates, or grant the right to or assist or collaborate with any Third Party, to directly or indirectly during the Term research, develop, make, have made, use, offer for sale, sell and import any Licensed Product in the Field in the Territory, except as expressly authorized in this Agreement.

2.5 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

2.6 Disclosure of GCLC Core Know-How. Within [***] days after the Effective Date, GCLC shall disclose to Artiva the GCLC Core Know-How existing as of the Effective Date. In addition, GCLC shall disclose to Artiva any GCLC Core Know-How that comes into existence after the Effective Date and was not previously provided to Artiva promptly after the development thereof (and at least every [***] months). During the Term, GCLC shall make available to Artiva, on a reasonable consultation basis, such advice of its technical personnel as may be reasonably requested by Artiva in connection with such transfer of GCLC Core Know-How.

3.	GOVERNANCE

3.1 Joint Research Steering Committee.

(a) Formation; Composition. Within ten (10) days after the Effective Date, the Parties shall establish a Joint Research Steering Committee (“JSC”) composed of five (5) representatives, consisting of three (3) representatives of GCLC and two (2) representatives of Artiva, each of whom shall have appropriate technical credentials, experience, knowledge, and authority within such Party’s organization. The JSC shall be chaired by one of the JSC representatives of GCLC, which GCLC may replace at any time upon written notice to Artiva. Each Party may replace its JSC representatives at any time upon written notice to the other Party.

(b) Responsibilities and Authority. The JSC’s overall responsibility shall be to oversee the progress and results of the R&D Program, and to encourage and facilitate ongoing cooperation and communication between the parties regarding the R&D Program. In particular, the JSC shall:

(i) periodically review and approve updates and amendments to the R&D Plan consistent with the objectives set forth in Section 4.1;

(ii) monitor the progress of R&D Plan activities;

(iii) discuss and attempt to address scientific or technical issues arising in the course of R&D Plan activities;

(iv) periodically review the Option Candidate Criteria;

(v) review and discuss R&D Program Results;

(vi) consider potential new Selected Products;

(vii) review all Information supporting nomination by GCLC of a Selected Product as an Option Candidate and determine whether such Selected Product qualifies as an Option Candidate; and

(viii) perform such other duties as are specifically delegated to the JSC in this Agreement.

(c) Meetings. The JSC shall meet as deemed necessary by the members of the JSC, but no less frequently than quarterly. The JSC may meet in person or by means of telecommunication (telephone, video, or web conferences). The Parties will alternate in determining the location of in-person JSC meetings. Each Party shall be responsible for all of its own expenses of participating in JSC meetings.

(d) Minutes. GCLC shall be responsible for preparing minutes of each JSC meeting. GCLC shall circulate a draft of the minutes of each meeting to all members of the JSC for comments within [***] days after such meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and shall document all decisions and determinations made by the JSC at such meeting. Without limiting the generality of the foregoing, any amendment or update to the R&D Plan that is reviewed or approved at a JSC meeting shall be attached to the minutes of such meeting. The Parties shall promptly discuss any comments on such minutes and finalize the minutes no later than the date of the next JSC meeting.

(e) Decision-Making. Decisions of the JSC shall be made by consensus, with GCLC’s representatives on the JSC collectively having one (1) vote and Artiva’s representatives on the JSC collectively having one (1) vote. No vote of the JSC may be taken unless at least one (1) of each Party’s representatives is present for the vote. Each Party shall be responsible for ensuring that, at all times, its representatives on the JSC act reasonably and in good faith in carrying out their respective responsibilities hereunder.

(f) Dispute Resolution. If the JSC cannot reach consensus with regard to any matter within its authority within [***] Business Days after such matter has been brought to the JSC’s attention, then such matter shall be referred to the Executive Officers, who shall promptly meet and attempt in good faith to resolve such issue within [***] Business Days from the date upon which such matter is referred to them. In the event that the Executive Officers are unable to resolve such issue within [***] Business Days of the issue being referred to them, then, subject to Section 3.1(g) below, GCLC’s Executive Officer shall have the tie-breaking vote; provided, however, that, in each case, GCLC’s Executive Officer shall give good faith consideration and make reasonable efforts to take Artiva’s position into account in making his or her decision.

(g) Limitation on Authority. The JSC shall have only such rights, powers and authority as are expressly delegated to it under this Agreement, and the JSC shall not be a substitute for the rights of the Parties hereunder. Notwithstanding any other provision of this Agreement, the JSC shall not have any right, power or authority:

(i) to determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; or

(ii) to modify or amend the terms and conditions of this Agreement.

3.2 Joint Development Steering Committee.

(a) Formation; Composition. Within ten (10) days after the Effective Date, the Parties shall establish a Joint Development Steering Committee (“JDC”) composed of five (5) representatives, consisting of three (3) representatives of Artiva and two (2) representatives of GCLC, each of whom shall have appropriate technical credentials, experience, knowledge, and authority within such Party’s organization. The JDC shall be chaired by a representative of Artiva, which Artiva may replace at any time upon written notice to GCLC. Each Party may replace its JDC representatives at any time upon written notice to the other Party.

(b) Responsibilities and Authority. The JDC’s overall responsibility shall be to oversee the development of Exercised Selected Products, and to encourage and facilitate ongoing cooperation and communication between the Parties regarding such Exercised Selected Products. In particular, the JDC shall:

(i) review the strategic direction for, and encourage and facilitate ongoing communication between the Parties with respect to, the development, commercialization, manufacturing and supply of Exercised Selected Products in the Field in and outside the Territory;

(ii) discuss and determine the strategy for development of Exercised Selected Products in the Field in the Territory, discuss the strategy for development of Licensed Products in the Field outside the Territory, and periodically review activities conducted pursuant to the Development Plan;

(iii) review and discuss each Development Plan and annual updates thereto;

(iv) review and coordinate the strategy for regulatory filings for Exercised Selected Product in the Field in and outside the Territory; and

(v) perform such other duties as are specifically delegated to the JDC in this Agreement.

(c) Meetings. The JDC shall meet as deemed necessary by the members of the JDC, but no less frequently than quarterly. The JDC may meet in person or by means of telecommunication (telephone, video, or web conferences). The Parties will alternate in determining the location of in-person JDC meetings. Each Party shall be responsible for all of its own expenses of participating in JDC meetings.

(d) Minutes. Artiva shall be responsible for preparing definitive minutes of each JDC meeting. Artiva shall circulate a draft of the minutes of each meeting to all members of the JDC for comments within [***] days after such meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and shall document all decisions and determinations made by the JDC at such meeting. The parties shall promptly discuss any comments on such minutes and finalize the minutes no later than the date of the next JDC meeting.

(e) Decision-Making. Decisions of the JDC shall be made by consensus, with GCLC’s representatives on the JDC collectively having one (1) vote and Artiva’s representatives on the JDC collectively having one (1) vote. No vote of the JDC may be taken unless at least one (1) of each Party’s representatives is present for the vote. Each Party shall be responsible for ensuring that, at all times, its representatives on the JDC act reasonably and in good faith in carrying out their respective responsibilities hereunder.

(f) Dispute Resolution. If the JDC cannot reach consensus with regard to any matter within its authority within [***] Business Days after such matter has been brought to the JDC’s attention, then such matter shall be referred to the Executive Officers, who shall promptly meet and attempt in good faith to resolve such issue within [***] Business Days from the date upon which such matter is referred to them. In the event that the Executive Officers are unable to resolve such issue within [***] Business Days of the issue being referred to them, then, subject to Section 3.2(g) below, Artiva’s Executive Officer shall have the tie-breaking vote.

(g) Limitation on Authority. The JDC shall have only such rights, powers and authority as are expressly delegated to it under this Agreement, and the JDC shall not be a substitute for the rights of the Parties hereunder. Notwithstanding any other provision of this Agreement to the contrary, the JDC shall not have any right, power or authority:

(i) to determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; or

(ii) to modify or amend the terms and conditions of this Agreement.

3.3 Alliance Managers. Within thirty (30) days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate authority and qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall be primarily responsible for facilitating the flow of information and otherwise promoting communication and coordination between the Parties. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

4.	R&D PROGRAM

4.1 Objective. Subject to the terms and conditions of this Agreement, GCLC shall perform a program of discovery, research and preclinical development and manufacture of Selected Products to generate and identify Option Candidates (the “R&D Program”).

4.2 R&D Plan.

(a) The discovery, research and preclinical development and manufacturing activities (including process development) to be conducted by GCLC (and, as applicable, GCLC Affiliates) in furtherance of the R&D Program, including the resources and estimated timeline for performance of such activities, shall be set forth in a mutually agreed, written research and development plan (as may be updated or amended, the “R&D Plan”), the initial version of which will be agreed to by the Parties within [***] days of the Effective Date. The R&D Plan shall be subject to amendment from time to time by the JSC in accordance with Section 3.1.

(b) GCLC shall be solely responsible, at its own expense, for all activities under the R&D Plan; provided that Artiva shall bear all costs for completing IND-enabling activities (such as preclinical toxicology and then-current good manufacturing practices production) performed by GCLC on behalf of Artiva (excluding [***]).

4.3 Performance of R&D Program. GCLC shall, and shall cause any GCLC Affiliates involved in the R&D Program to, perform the R&D Program in accordance with the R&D Plan and the terms and conditions of this Agreement. In addition, GCLC shall, and shall cause such GCLC Affiliates to:

(a) perform all R&D Program activities in good scientific manner and in compliance with all applicable Laws;

(b) use Commercially Reasonable Efforts to perform R&D Program activities substantially in accordance with the timeline for such activities set forth in the R&D Plan;

(c) prepare and maintain, or cause to be prepared and maintained, complete and accurate written records, accounts, notes and reports in good scientific manner and in sufficient detail for patent and regulatory purposes, which shall fully and properly reflect all work done, results achieved, Information generated, and inventions made in whole or in part, by GCLC or such GCLC Affiliates; and

(d) upon the reasonable request of Artiva, make such records available to Artiva for inspection or copying.

4.4 Reports. GCLC shall regularly inform Artiva, through the JSC or directly, of the progress and results of R&D Program activities conducted by or on behalf of GCLC or GCLC Affiliates. Without limiting the generality of the foregoing, and unless otherwise agreed, GCLC shall provide Artiva written reports of the R&D Program activities performed by or on behalf of GCLC or GCLC Affiliates and all data, results and other Information generated by or on behalf of GCLC or GCLC Affiliates in the performance of R&D Program activities (“R&D Program Results”) reasonably in advance of each regularly-scheduled meeting of the JSC.

4.5 Materials Transfer. In furtherance of R&D Program activities, each Party may provide to the other Party chemical compounds or biological materials Controlled by the supplying Party (collectively, the “Materials”) for use by the other Party in conducting the R&D Program activities for which such other Party is responsible. Except as otherwise expressly provided under this Agreement, all such Materials delivered to the other Party will remain the sole property of the supplying Party, will be used only in accordance with the R&D Plan and the terms and conditions of this Agreement, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and will be used in compliance with all applicable Laws. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

4.6 Use of Affiliates. GCLC may perform any R&D Program activity through any GCLC Affiliate; provided, in each case, that: (i) such GCLC Affiliate is bound by written agreement to comply with all applicable terms and conditions of this Agreement to the same extent as GCLC; (ii) GCLC shall remain fully responsible for the performance of such obligations by such Affiliate and for the compliance of such Affiliate with the terms and conditions of this Agreement; and (iii) any failure of such GCLC Affiliate to comply with the terms and conditions of this Agreement shall be deemed a breach of this Agreement by GCLC.

4.7 Option Candidate Nomination. As part of the R&D Program, the Parties shall, through the JSC, review the status of Selected Products and assess Information with respect to Selected Products so that the JSC may determine whether any Selected Product nominated by GCLC as a potential Option Candidate meets the Option Candidate Criteria. When the JSC determines that a Selected Product qualifies as an Option Candidate, the provisions of Section 5 shall apply to such Option Candidate.

5.	OPTION GRANT

5.1 Grant of Option. Subject to the terms and conditions of this Agreement, with respect to each Option Candidate, GCLC hereby grants to Artiva, during the applicable Option Exercise Period, a fully paid-up and exclusive option to obtain an exclusive (even as to GCLC), royalty-bearing license, with the right to sublicense through multiple tiers, under the Selected Product Technology with respect to such Option Candidate, to research, develop, make, have made, use, offer for sale, sell and import such Option Candidate in the Field in the Territory (each, an “Option”, and collectively, the “Options”).

5.2 Option Candidate Data Package.

(a) Delivery. With respect to each Option Candidate, at such time the JSC determines that a Selected Product qualifies as an Option Candidate, GCLC shall promptly present such Option Candidate to Artiva for its consideration and provide to Artiva all material Information generated by or on behalf of GCLC with respect to such Option Candidate (“Option Candidate Data Package”), which shall include all research and pre-clinical studies performed with respect to such Option Candidate. GCLC shall make qualified GCLC representatives reasonably available to Artiva (at a JSC meeting or otherwise) for discussion of such Option Candidate Data Package. The Option Candidate Data Package shall be subject to review by Artiva to determine whether or not such Option Candidate Data Package is complete with respect to the activities outlined and agreed upon in the R&D Plan and that the Option Candidate meets the Option Candidate Criteria. If Artiva in good faith determines that such Option Candidate Data Package is not complete, Artiva shall identify the Information not included in such Option Candidate Data Package that is necessary to make such Option Candidate Data Package complete, and GCLC shall promptly make available such Information to Artiva, which shall then be considered part of the Option Candidate Data Package. Artiva shall make its request, if any, for such additional Information within [***] days after the delivery of the applicable Option Candidate Data Package, and GCLC shall provide such additional Information to Artiva no later than [***] days after Artiva’s request.

(b) Accuracy of Option Candidate Data Package. As of the date of delivery of each Option Candidate Data Package or the date on which Artiva has received all Information requested pursuant to Section 5.2(a), whichever is later (the “Delivery Date”), GCLC represents and warrants that the Information included in such Option Candidate Data Package is true, complete and correct.

5.3 Exercise of Option. Artiva may, in its sole discretion, exercise the Option with respect to each Option Candidate (the “Option Exercise”) at any time during the applicable Option Exercise Period upon delivery of written notice of exercise of such Option to GCLC (the “Exercise Notice”). Upon exercise of an Option for an Option Candidate in accordance with this Section 5.3, such Option Candidate shall be deemed an “Exercised Selected Product.” GCLC hereby grants to Artiva an exclusive (even as to GCLC), royalty-bearing license, with the right to sublicense through multiple tiers, under the Selected Product Technology with respect to the Exercised Selected Product, to research, develop, make, have made, use, offer for sale, sell and import such Exercised Selected Product in the Field in the Territory (each, a “Selected Product

License”), which Selected Product license shall automatically be effective upon exercise of the Option for such Exercised Selected Product. The Parties shall negotiate and enter into a license agreement with respect to such Exercised Selected Product and Selected Product License in accordance with the procedures set forth in Section 5.4 (each, a “Selected Product License Agreement”); provided that Artiva shall not practice the Selected Product License with respect to such Exercised Selected Product until the Parties have reached agreement on the economic terms of such Selected Product License pursuant to Section 5.4(b).

5.4 Selected Product License Agreement.

(a) Terms Other than Economic Terms. The terms of each Selected Product License Agreement (other than the economic terms, which shall be determined in accordance with Section 5.4(b)) shall be as mutually agreed by the Parties in good faith within [***] days of the Effective Date (as may be modified or added to by written agreement of the Parties).

(b) Economic Terms. The economic terms of the Selected Product License Agreement for AB-101 shall be as set forth in Exhibit 5.4(b). Following the Delivery Date of the Option Candidate Data Package for an Option Candidate other than AB-101, the Parties shall negotiate in good faith to determine the amount of upfront payments (if applicable), development milestones payments, sales milestone payments and royalty payments to be reflected in the Selected Product License Agreement for such Option Candidate if Option Exercise occurs, where the specific amounts shall reflect [***]. If no agreement on such economic terms is reached by the time of the Option Exercise with respect to such Option Candidate, unless the Parties agree otherwise, then the Parties will submit the dispute for resolution pursuant to Section 13.5 and will enter into a Selected Product License Agreement containing terms determined pursuant to such dispute resolution (as may be modified or added to by written agreement of the Parties).

(c) Consideration of Rights in Additional Countries. On an Exercised Selected Product-by-Exercised Selected Product basis, Artiva shall have the right to request, and GCLC shall consider in good faith, inclusion of Australia, New Zealand and/or specific countries in Asia in the Territory for a given Exercised Selected Product. In addition, if it would benefit the contemplated development program for an Exercised Selected Product for development activities to be conducted by or on behalf of Artiva in specific countries in Asia, Australia and New Zealand, Artiva and GCLC will discuss in good faith the possibility of a co-development collaboration for such Exercised Selected Product. The Selected Product License Agreement for such Exercised Selected Product would reflect the terms of any agreement by the Parties with respect to such matter.

(d) Existing Third Party Agreements. As of the Effective Date, GCLC is a party to agreements with the following Third Parties that relate to NK Cells, Licensed Products or Information or Patents related to NK Cells or Licensed Products: [***] (the “Existing Third Party Agreements”). The GCLC Core Technology does not include any Information or Patents Controlled by GCLC by virtue of rights granted under any such Existing Third Party Agreement. The Parties intend that, at Artiva’s election, Artiva would have rights under each such Existing Third Party Agreements in the Territory by amending and restating such Existing Third Party Agreements so that they are each separated into two agreements: (A) one agreement for rights in the Territory (a “Territory Third Party Agreement”), which would be assigned by GCLC to Artiva; and (B) one agreement for rights outside the Territory, which would be retained by GCLC (a “Retained Third Party Agreement”). Artiva would be responsible for all obligations to the Third Party under the applicable Territory Third Party Agreement arising after assignment of the Territory Third Party Agreement to Artiva. GCLC would be responsible for all obligations to the Third Party under the Existing Third Party Agreements arising prior to any separation (including any liability whenever arising for any action or inaction by GCLC thereunder prior to such separation) and for all obligations under the applicable Retained Third Party Agreement. To the extent the foregoing approach is not possible with respect to an Existing Third Party Agreement, then rights under such Existing Third Party Agreement in the Territory will be granted by GCLC to Artiva under the Selected Product License, as applicable, and such Existing Third Party Agreement will be deemed a “Territory Sublicense Third Party Agreement” only if Artiva provides GCLC with written notice in which: (I) Artiva consents to adding Information and Patents under such Existing Third Party Agreement to the definition of Selected Product Technology and such Existing Third Party Agreement to the definition of Territory Sublicense Third Party Agreement; (ii) Artiva agrees to be responsible for all payments that would be owed under such agreement between GCLC and such Third Party (as disclosed to Artiva) due to GCLC’s granting a sublicense to Artiva or Artiva’s practice of such sublicense; and (iii) Artiva acknowledges in writing that its sublicense is subject to the applicable terms and conditions of such Existing Third Party Agreement.

(e) Other Third Party Licenses. Each Party shall promptly notify the other Party if it becomes aware of any intellectual property rights of any Third Party that relate specifically to any Exercised Selected Product or other Selected Product or its manufacture or use. To the extent possible, Artiva shall have the right to negotiate and obtain a license from such Third Party in the Territory, and GCLC shall have the right to negotiate and obtain a license from such Third Party outside the Territory. If GCLC Controls Patents or other intellectual property rights of any Third Party that relate specifically to an Exercised Selected Product or its manufacture or use in the Territory (other than pursuant to an Existing Third Party Agreement as provided in Section 5.4(d)), GCLC shall notify Artiva in writing of such intellectual property rights, including a description thereof and any payments that GCLC is obligated to pay in connection with the Territory or the grant, maintenance or exercise of the sublicense to Artiva in the Territory. Such agreement between GCLC and such Third Party shall be deemed a Territory Sublicense Third Party Agreement, and such intellectual property rights will be sublicensed to Artiva only if Artiva provides GCLC with written notice in which: (i) Artiva consents to adding such intellectual property rights to the definition of Selected Product Technology and such agreement between

GCLC and such Third Party to the definition of Territory Sublicense Third Party Agreement; (ii) Artiva agrees to be responsible for all payments that would be owed under such agreement between GCLC and such Third Party (as disclosed to Artiva) due to GCLC’s granting a sublicense to Artiva or Artiva’s practice of such sublicense; and (iii) Artiva acknowledges in writing that its sublicense is subject to the applicable terms and conditions of such agreement between GCLC and such Third Party.

5.5 Negative Covenant. With respect to any Selected Product, after the Effective Date and during the Term, unless such Selected Product is deemed a Retained Selected Product pursuant to Section 5.7, GCLC hereby covenants not to practice, and not to grant any of its Affiliates or any Third Party a license to practice or otherwise permit or cause any of its Affiliates or any Third Party to practice, any Selected Product Technology to research, develop, make, have made, use, offer for sale, sell and import such Selected Product in the Field in the Territory.

5.6 Co-Development Option. With respect to each Option Candidate, at any time prior to the expiration of the applicable Option Exercise Period, Artiva may, in its sole discretion, as an alternative to exercising the Option for such Option Candidate, elect to engage with GCLC in discussions to enter into a co-development arrangement for such Option Candidate, for which GCLC shall engage and negotiate with Artiva in good faith (in which case the Option Exercise Period may be extended while the Parties are continuing to negotiate such arrangement in good faith).

5.7 Effect of Non-Exercise of Option; Reversion of Rights. If upon the expiration of the applicable Option Exercise Period for an Option Candidate, Artiva has not given the Exercise Notice with respect to such Option Candidate, and the Parties are not engaged in negotiating a co-development agreement pursuant to Section 5.6 with respect thereto (the “Option Termination Event”, and such Option Candidate, a “Retained Selected Product”), then effective upon such Option Termination Event:

(a) the Option with respect to such Option Candidate shall automatically terminate; and

(b) subject to the terms and conditions of this Agreement, GCLC shall have the exclusive right to continue development of such Retained Selected Product, by itself or together with a Third Party, at GCLC’s sole and absolute discretion and, at GCLC’s election, the exclusive right, with the right to sublicense, under the GCLC Core Technology to research, develop, make, have made, use, offer for sale, sell and import such Retained Selected Product in the Field in the Territory would revert to GCLC (but, for the avoidance of doubt, such reversion shall have no effect on the Core License as to all Licensed Products other than such Retained Selected Product).

6.	COMPENSATION

6.1 Core License Royalty Payments.

(a) Core IP Royalty Rates. Artiva shall pay to GCLC a royalty equal to [***] on Net Sales of each Licensed Product, including each Exercised Selected Product, the manufacture, use or sale of which is claimed by or uses any GCLC Core Technology, on a country-by-country and Licensed Product-by-Licensed Product basis during the Core IP Royalty Term, subject to the applicable adjustments in accordance with Section 6.1(e) below (the “Core IP Royalties”).

(b) Core IP Royalty Term. Royalties payable under Section 6.1(a) shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis in the Territory during the period commencing on the First Commercial Sale of such Licensed Product in such country in the Territory and continuing until the later of (i) expiration of the last-to-expire Valid Claim of the GCLC Core Patents in the country of sale claiming such Licensed Product or the manufacture or use of such Licensed Product; (ii) expiration of any Regulatory Exclusivity for such Licensed Product in such country; and (iii) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country (the “Core IP Royalty Term”). Following expiration of the Core IP Royalty Term for any Licensed Product in a given country, no further Core IP Royalties shall be payable in respect of GCLC Core Technology for such Licensed Product in such country, and the Core License granted to Artiva under Section 2.1 with respect to such Licensed Product in such country shall automatically become fully paid-up, perpetual and royalty-free and shall survive any expiration or termination of this Agreement.

(c) Royalty Reports and Payments. Within [***] days following the end of each calendar quarter following the First Commercial Sale of a Licensed Product upon which Core IP Royalties are payable anywhere in the Territory, Artiva shall provide GCLC with a report containing the following information for the applicable calendar quarter, on a Licensed Product-by-Licensed Product and country-by-country basis: (i) Net Sales of such Licensed Product in such country; (ii) the basis for any adjustments to royalties due to GCLC on account of Net Sales of such Licensed Product in such country; (iii) a calculation of the royalty payment due to GCLC on account of Net Sales of such Licensed Product in such country; and (iv) the exchange rate used in calculating any of the foregoing.

(d) Existing Third Party Payment Obligations. GCLC shall be responsible for any payments to any Affiliates or Third Parties for Patents or Information licensed or acquired by GCLC prior to the Effective Date, which are included in the GCLC Core Technology.

(e) Royalty Adjustments. Core IP Royalties shall be subject to adjustment as a result of the events set forth below.

(i) No Valid Claim. During any part of the Core IP Royalty Term for a Licensed Product in which there is no Valid Claim of the GCLC Core Patents in the country of sale claiming such Licensed Product or the manufacture, use or sale of such Licensed Product in such country, the Core IP Royalties shall be reduced by [***].

(ii) Third Party Royalty Credit. If Artiva or any of its Affiliates or Sublicensees obtains a license or sublicense from any Third Party under any intellectual property that is necessary in order to manufacture, use, sell, offer for sale or import a Licensed Product in the Territory (including any license by a Third Party to Artiva or sublicense by GCLC to Artiva described in Section 5.4(e), but excluding any license or sublicense to Artiva under an Existing

Third Party Agreement as provided in Section 5.4(d)) (each a “Third Party License”), and GCLC agrees that such Third Party License is necessary to manufacture, use, sell, offer for sale or import such Licensed Product in the Territory, such agreement not to be unreasonably withheld, then Artiva may deduct [***] of any royalty (or comparable payment based on sales of such Licensed Product) payable by Artiva or its Affiliate or Sublicensee in any calendar quarter in consideration for such Third Party License from the Core IP Royalties that would otherwise be due in any calendar quarter for such Licensed Product. Any amount paid to such Third Party which is entitled to be deducted under this Section 6.1(e)(ii) but is not deducted as a result of the limitation set forth in Section 6.1(e)(iv) shall be carried over and applied against Core IP Royalties payable to GCLC in respect of such Licensed Product in such country in subsequent calendar quarters until the full deduction is taken. In no event may Artiva credit payments under a Third Party License to reduce the Core IP Royalties with respect to a Licensed Product under this Section 6.1(e)(ii) and also to reduce the royalties payable with respect to the same Licensed Product that is an Exercised Selected Product under a Selected Product License Agreement.

(iii) Biosimilar Reduction. If a Biosimilar Product to a Licensed Product is sold in any country in the Territory during the Core IP Royalty Term for such Licensed Product and country, the Core IP Royalties payable with respect to such Licensed Product in such country will be reduced by [***] for the remainder of such Core IP Royalty Term.

(iv) Limitation. The total deductions under Sections 6.1(e)(ii) and (iii) shall not reduce the Core IP Royalties payable to GCLC under Section 6.1 (as reduced under Section 6.1(e)(i), if applicable) with respect to a Licensed Product in a given country in any calendar quarter by more than [***]. In no event will the Core IP Royalties be reduced for any reason whatsoever other than as provided in this Section 6.1(e).

6.2 Payment Method; Currency. All payments due under this Agreement to GCLC shall be made by bank wire transfer in immediately available funds to an account designated by GCLC. All payments hereunder shall be made in Dollars. When conversion of payments from any currency other than Dollars is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition, during the calendar quarter in which the applicable sales were made.

6.3 Records; Inspection. Artiva shall, and shall cause its Affiliates and Sublicensees to, keep complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for [***] years following the end of the calendar year to which they pertain. Such records shall be open for inspection during such period by independent accountants, solely for the purpose of verifying payment statements hereunder for a period covering not more than [***] months prior to the date of request; provided that no period shall be subject to inspection under this section more than once. Such inspections shall be made no more than once each calendar year, on reasonable notice during normal business hours. The independent accountants will execute a reasonable written confidentiality agreement with Artiva and will disclose to GCLC only such information as is reasonably necessary to provide GCLC with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this

Agreement. The auditor will send a copy of the report to Artiva at the same time it is sent to GCLC. The report sent to both Parties will include the methodology and calculations used to determine the results. Any unpaid amounts that are discovered shall be paid promptly by Artiva. Inspections conducted under this Section 6.3 shall be at the expense of GCLC, unless the inspection discloses an underpayment by Artiva of [***] or more of the amount due for any period covered by the inspection, whereupon all costs relating to the inspection for such period shall be paid promptly by Artiva. If the inspection discloses an overpayment by Artiva, then Artiva will deduct the amount of such overpayment from amounts otherwise owed to GCLC under this Agreement, unless no further payments are due hereunder, in which case the amount of such overpayment shall be refunded by GCLC to Artiva.

6.4 Income Tax Withholding. Except as otherwise provided herein, GCLC will pay any and all taxes levied on account of any payments made to it under this Agreement. GCLC shall be responsible for any transfer, documentary, sales use, stamp, registration, value added or other similar tax (“Transfer Tax”) that is imposed with respect to the payments or the related transfer of rights or other property pursuant to the terms of this Agreement. If any taxes are required to be withheld by Artiva from any payment made to GCLC under this Agreement (“Withholding Taxes”), Artiva shall (a) deduct such Withholding Taxes from the payment made to GCLC, (b) timely pay the Withholding Taxes to the proper taxing authority, and (c) send proof of payment to GCLC and certify its receipt by the taxing authority within [***] days following such payment and all such Withholding Taxes shall be treated for all purposes under this Agreement as having been paid to GCLC. To extent Artiva fails to withhold Withholding Taxes from, or apply and pay Transfer Taxes with respect to, any payment to GCLC and it is determined that Artiva should have withheld Withholding Taxes or applied and paid Transfer Taxes, GCLC agrees to indemnify and/or reimburse Artiva for any Withholding Taxes or Transfer Taxes, along with penalties and interest as applicable.

6.5 Tax Documentation. GCLC has provided a properly completed and duly executed IRS Form W-8BEN-E to Artiva. Prior to the receipt of any payment under this Agreement, GCLC (and any other recipient of payments by Artiva under this Agreement) shall, to the extent it is legally permitted to, provide to Artiva, at the time or times reasonably requested by Artiva or as required by applicable Law, such properly completed and duly executed IRS Forms W-8 or W-9 claiming the benefits of an applicable tax treaty in the case of IRS Form W-8BEN-E. Such tax forms will, if applicable and legally permissible, claim the benefits of an applicable tax treaty to permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes.

7.	DEVELOPMENT

7.1 Responsibilities. As between the Parties, Artiva (itself and with its Affiliates and Sublicensees) shall have sole right and responsibility, and ultimate decision-making authority, at its sole cost and expense, for conducting or having conducted development activities (including preclinical toxicology studies), regulatory activities (including, without limitation, filing for and obtaining Regulatory Approval, as applicable), manufacturing activities and commercialization activities in the Field in the Territory with respect to any Exercised Selected Products and any other Licensed Product that Artiva elects to develop, in accordance with the terms and conditions of this Agreement. Artiva shall conduct (and cause its Affiliates and Sublicensees to conduct) all such activities in compliance in all material respects with all applicable Laws. As between the Parties, Artiva (or its Affiliate or Sublicensee) shall hold legal title to all Regulatory Materials with respect to Exercised Selected Products and other Licensed Products developed within the Territory. Promptly following the Effective Date, GCLC shall take and cause to be taken such actions and execute such documents that are requested in writing by Artiva to the extent necessary to transfer to Artiva all Regulatory Materials (if any) within the GCLC Core Know-How and Selected Product Know-How for Exercised Selected Products.

7.2 Development Plans.

(a) Development Plan. Within [***] days after exercising an Option with respect to a particular Option Candidate, Artiva shall prepare and deliver to the JDC for review and discussion an outline of the development, regulatory and manufacturing activities to be conducted by Artiva with respect to the Exercised Selected Product (as amended, the “Development Plan”). GCLC acknowledges and agrees that Artiva shall have the right to amend the Development Plan at any time in its sole discretion.

7.3 Development Records and Reports. Artiva shall maintain complete and accurate customary records (in the form of technical notebooks or electronic files where appropriate) of all development activities conducted by it or its Affiliates or Sublicensees, as applicable, under this Agreement and all Information resulting from such work. Such records, including any electronic files where such Information may also be contained, shall fully and properly reflect all work done and results achieved in the performance of the development activities in sufficient detail and in good scientific manner appropriate for applicable patent and regulatory purposes. Upon the expiry of each consecutive [***] period during the Term until First Commercial Sale of a Licensed Product, Artiva shall provide GCLC (through the JDC) with an update of development activities conducted by Artiva or its Affiliates or Sublicensees, as applicable, with respect to Exercised Selected Products. Any information or report provided by Artiva to GCLC pursuant to this Section 7.3 shall be Artiva’s Confidential Information and subject to the provisions of Article 9.

7.4 Data Access. In furtherance of the research and development activities of the Parties, Artiva hereby grants to GCLC an option to obtain an exclusive, royalty-bearing license to use all necessary Information from Artiva’s pre-clinical and clinical development activities with Selected Products, conducted by or on behalf of Artiva, solely for purposes of filing for and obtaining Regulatory Approval for Licensed Products outside of the Territory. Upon GCLC’s exercise of such option by written notice to Artiva, the Parties will enter into good faith negotiations regarding appropriate royalties and/or milestones to be paid for such license.

7.5 Diligence. During the term of the Selected Product License Agreement for an Exercised Selected Product, Artiva (itself or through its Affiliates or Sublicensees, as applicable), shall use Commercially Reasonable Efforts to (a) develop such Exercised Selected Product, (b) seek Regulatory Approval for such Exercised Selected Product in at least one (1) Indication in the United States and the EU, and (c) if Regulatory Approval has been granted for such Exercised Selected Product in a country in the Territory, commercialize such Exercised Selected Product in at least one (1) Indication in such country. To the extent that Artiva uses Commercially Reasonable Efforts (itself or through its Affiliates or Sublicensees, as applicable) to [***].

7.6 Services. During the Term, Artiva shall have the right to engage GCLC or its appropriate Affiliate to provide mutually agreed research services and manufacturing services for Exercised Selected Products and other Licensed Products being developed by Artiva in the Field in the Territory, pursuant to one or more written service agreements separately entered into between Artiva and the applicable GCLC Affiliate on customary and commercially reasonable terms agreed by the Parties in good faith. Such agreement(s) would include mutually agreed work plans setting forth the research services or the manufacturing services for the applicable Licensed Product, including a budget and payment terms for such services. GCLC shall propose the transfer price for Licensed Products and how payment for different Licensed Products will be accomplished, including payment for critical raw materials provided by Third Parties, which the Parties shall negotiate in good faith to reflect in the service agreement(s). For the manufacture of Licensed Product clinical grade materials, the Parties, and any applicable GCLC Affiliate as appropriate, shall also enter into a mutually agreed Quality Agreement appropriate to the stage of development and in compliance with applicable Law.

8.	INTELLECTUAL PROPERTY

8.1 Ownership. All Information, discoveries and inventions (patentable or not) generated, conceived or reduced to practice in the performance of the research, development, commercialization or other activities contemplated by this Agreement, including all intellectual property rights therein, shall be as follows: (a) Artiva shall own all Information, discoveries and inventions made solely by employees, agents or independent contractors of Artiva and all intellectual property rights therein, (b) GCLC shall own all Information, discoveries and inventions made solely by employees, agents or independent contractors of GCLC and all intellectual property rights therein, and (c) the Parties shall jointly own all Information, discoveries and inventions made jointly by employees, agents or independent contractors of each Party (“Joint Inventions”) and all intellectual property rights therein. All Patents claiming Joint Inventions shall be referred to herein as “Joint Patents”. Subject to the rights and licenses granted under this Agreement and any Selected Product License Agreement, each Party shall be entitled to practice, grant licenses to, assign and exploit the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party.

8.2 Patent Prosecution.

(a) GCLC Core Patents. Artiva shall have the first right, but not the obligation, at Artiva’s expense, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the GCLC Core Patents in the Territory. Artiva shall keep GCLC reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of GCLC Core Patents in the Territory, including the countries in the Territory in which it intends to file, maintain or abandon a given GCLC Core Patent. Artiva will notify GCLC of all warning letters, conflict proceedings, reexaminations, reissuance, oppositions, revocation proceedings or any other material challenge relating to a given GCLC Core Patent in the Territory. Artiva will consult with, and consider in good faith the requests and suggestions of, GCLC with respect to strategies for filing and prosecuting such GCLC Core Patents in the Territory. In the event that Artiva desires to abandon or cease prosecution or maintenance of any GCLC Core Patent in the Territory, Artiva shall provide reasonable prior written notice to GCLC of such intention (which notice shall, in any event, be given no later than [***] days prior to the next deadline for any action that may be taken with respect to such GCLC Core Patent in the Territory with the applicable patent office), and upon GCLC’s written election provided no later than [***] days after such notice from Artiva, Artiva shall continue prosecution or maintenance of such GCLC Core Patent at GCLC’s direction and expense. If GCLC does not provide such election within [***] days after such notice from Artiva, Artiva may continue prosecution and maintenance of such GCLC Core Patent in the Territory or discontinue prosecution and maintenance of such GCLC Core Patent in the Territory. GCLC shall have the sole right, but not the obligation, at GCLC’s expense, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the GCLC Core Patents outside the Territory. GCLC shall keep Artiva reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of GCLC Core Patents outside the Territory to the extent such activities could affect the GCLC Core Patents in the Territory.

(b) Joint Patents. Joint Patents shall be governed by Section 8.2(a).

(c) Cooperation. Promptly following the Effective Date, (but no less than [***] days before any statutory bar date), GCLC will transfer to Artiva all Information concerning the GCLC Core Patents in the Territory. GCLC shall cooperate with Artiva and shall execute any power of attorney or similar document, in each case to the extent reasonably required to allow Artiva to assume the preparation, filing, prosecution and maintenance in the Territory of the GCLC Core Patents in Artiva’s name. Artiva shall cooperate with GCLC, in each case to the extent reasonably required to allow GCLC to assume the preparation, filing, prosecution and maintenance, of any Patent abandoned by Artiva pursuant to Section 8.2(a).

8.3 Patent Enforcement.

(a) Notification. If either Party becomes aware of any existing or threatened infringement of the GCLC Core Patents or Joint Patents, or the filing of a BLA by a Third Party for a product that names a Licensed Product as a reference product (or similar filing in a country other than the U.S.), it shall promptly notify the other Party in writing to that effect, and the Parties will consult with each other regarding any actions to be taken with respect to such infringement.

(b) Right to Enforce. Artiva shall have the first right, but shall not be obligated, to bring and control an infringement action with respect to any GCLC Core Patent or Joint Patent in the Territory against any person or entity, at Artiva’s sole cost and expense. If Artiva does not bring such an action with respect to a GCLC Core Patent or Joint Patent in the Territory (or settle or otherwise secure the abatement of such infringement) prior to the earlier of: (i) [***] days following Artiva’s receipt or delivery of the notice under Section 8.3(a), or (ii) [***] days before the deadline, if any, set forth in the applicable Laws for the filing of such actions, GCLC shall have the right to bring and control any such action, at its own expense and by counsel of its own choice.

(c) Cooperation. Each Party shall cooperate fully with the enforcing Party in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party. Neither Party shall have the right to settle any patent infringement litigation under this Section 8.3 in a manner that diminishes the rights or interests of the other Party without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed.

(d) Expenses and Recoveries. The enforcing Party bringing a claim, suit or action under this Section 8.3 shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages in such claim, suit or action, except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, and any remaining amounts shall be shared as follows: [***].

(e) Enforcement Outside the Territory. GCLC shall have the sole right, but shall not be obligated, to bring and control an infringement action with respect to any GCLC Core Patent or Joint Patent outside the Territory against any person or entity, at GCLC’s sole cost and expense. GCLC shall keep Artiva reasonably informed of the enforcement of GCLC Core Patents or Joint Patents outside the Territory to the extent such activities could affect the GCLC Core Patents or Joint Patents in the Territory.

8.4 Patent Oppositions and Other Proceedings.

(a) In the Territory. If a GCLC Core Patent or Joint Patent in the Territory becomes the subject of any proceeding commenced by a Third Party in connection with an opposition, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof, then Artiva shall have the first right, but not the obligation, to control such defense at its own expense using counsel of its own choice. If Artiva decides that it does not wish to defend against such action, it shall notify GCLC reasonably in advance of all applicable deadlines, and GCLC shall thereafter have the right, but not the obligation, to assume defense of such action at its own expense.

(b) The Party controlling any defense under Section 8.4(a) shall permit the non-controlling Party to participate in the proceedings to the extent permissible under applicable Laws and to be represented by its own counsel at the non-controlling Party’s expense. Notwithstanding any of the foregoing, the Party controlling any enforcement action pursuant to Section 8.3 shall also have the sole right to control the response to any attack on the validity, title, or enforceability of a Patent that is asserted by the alleged infringer(s) as a counterclaim or affirmative defense in such action. Neither Party shall have the right to settle any proceeding under this Section 8.4 in a manner that diminishes the rights or interests of the other Party without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed.

(c) Outside the Territory. GCLC shall have the sole right, but shall not be obligated, to control any opposition, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability of any GCLC Core Patent or Joint Patent outside the Territory, at GCLC’s own expense using counsel of its own choice. GCLC shall keep Artiva reasonably informed of any such defense of GCLC Core Patents or Joint Patents outside the Territory to the extent such activities could affect the GCLC Core Patents or Joint Patents in the Territory.

8.5 Patent Marking. Artiva shall mark Licensed Product (or when the character of the product precludes marking, the package containing any such Licensed Product) marketed and sold by Artiva or its Affiliates or Sublicensees in accordance with all applicable Laws relating to patent marking.

8.6 Infringement of Third Party Rights. If any Licensed Product used or sold by Artiva or its Affiliates or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent, each Party shall promptly notify the other Party. Neither Party shall have the right to settle any patent infringement litigation under this Section 8.6 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

9.	CONFIDENTIALITY

9.1 Confidentiality Obligations. The Parties agree that during the Term and for a period of [***] years thereafter, a Party receiving Confidential Information of the other Party shall: (a) use reasonable efforts to maintain in confidence such Confidential Information (but not less than those efforts as such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value); (b) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties; and (c) not use such other Party’s Confidential Information for any purpose except those permitted by this Agreement or other written agreement between the Parties or in connection with exercising such Party’s or its Affiliates’ rights or fulfilling their obligations under this Agreement or other written agreement between the Parties.

9.2 Exceptions. The obligations in Section 9.1 shall not apply with respect to any portion of the other Party’s Confidential Information that the receiving Party can show by competent written proof:

(a) was known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain, at the time of disclosure by the other Party;

(c) becomes generally available to the public or otherwise part of the public domain after the disclosure by the other Party, other than through any act or omission of the receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e) is subsequently independently developed by employees, subcontractors or sublicensees of the receiving Party or its Affiliates without use of the other Party’s Confidential Information.

9.3 Authorized Disclosure. A Party may disclose the Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances; provided that notice of any such disclosure shall be provided as soon as practicable to such other Party:

(a) filing or prosecuting Patents in accordance with Section 8.2;

(b) complying with the requirement of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Licensed Products as permitted by this Agreement or any other written agreement between the Parties;

(c) prosecuting or defending litigation as contemplated by this Agreement, including actions or proceedings in accordance with Section 8.3 or 8.4;

(d) disclosure to its or its Affiliates’ employees, directors, officers, agents, consultants, professional advisors, subcontractors, licensees or sublicensees or bona fide potential subcontractors, licensees or sublicensees, on a need-to-know basis for the sole purpose of performing its or its Affiliates’ obligations or exercising its or its Affiliates’ rights under this Agreement; provided that in each case, the disclosees are bound by written or professional obligations of confidentiality and non-use consistent with those contained in this Agreement;

(e) disclosure to any bona fide potential or actual investor, acquiror or merger partner or other potential or actual financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in each case, the disclosees are bound by written or professional obligations of confidentiality and non-use consistent with those contained in this Agreement; or

(f) complying with applicable Laws, including regulations promulgated by applicable security exchanges, court orders or administrative subpoenas or orders.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.3(c) or (f), such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to assist the other Party, at such other Party’s expense, in obtaining a protective order preventing or limiting the required disclosure.

9.4 Publicity; Terms of Agreement.

(a) If either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, except that in the case of a press release or governmental filing required by applicable Law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. A Party commenting on such a proposed press release shall provide its comments, if any, within [***] Business Days after receiving the press release for review. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment thereto that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 9.4, provided such information remains accurate as of such time.

(b) The Parties acknowledge that either or both Parties may be obligated to file under applicable Laws a copy of this Agreement with the SEC or other Governmental Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party and permitted by such Governmental Authority. In the event of any such filing, the filing Party will consult with the other Party on the provisions of this Agreement to be redacted in any filing made with the SEC or as otherwise required by applicable Laws; provided that the filing Party shall have the right to make any such filing as it reasonably determines necessary under applicable Laws.

9.5 Equitable Relief. Each Party acknowledges that its breach of this Article 9 would cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 9 by the other Party.

9.6 Technical Publications. At least [***] days prior to publishing, publicly presenting, and/or submitting for written or oral publication a manuscript, abstract or the like that includes Information relating to any Licensed Product that has not been previously published, each Party shall provide to the other Party a draft copy thereof for its review (unless such Party is required by law to publish such Information sooner, in which case such Party shall provide such draft copy to the other Party as much in advance of such publication as possible). The publishing Party shall consider in good faith any comments provided by the other Party during such [***] day period. In addition, the publishing Party shall, at the other Party’s reasonable request, remove therefrom any Confidential Information of such other Party. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

9.7 Prior Confidentiality Agreement. As of the Effective Date, the terms of this Article 9 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including the Confidentiality Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

10.	TERM AND TERMINATION

10.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 10, shall remain in effect until the expiration of the last Core IP Royalty Term in the Territory (the “Term”).

10.2 Termination for Material Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within sixty (60) days from the date of such notice (or within thirty (30) days from the date of such notice in the event such material breach is solely based on the breaching Party’s failure to pay any amounts due hereunder); provided, however, in the case of a breach or violation that cannot be cured within such sixty (60) day period, the non-breaching Party may terminate this Agreement following such sixty (60) day period only if the breaching Party shall have failed to commence substantial remedial actions within such sixty (60) day period and to use reasonable efforts to pursue the same. Any right to terminate under this Section 10.2 shall be stayed and the cure period tolled in the event that, during any cure period, the breaching Party shall have initiated dispute resolution in accordance with Article 13 with respect to the alleged breach, which stay and tolling shall last so long as the breaching Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings. Each Party shall be entitled to offset, against amounts payable to the other Party under this Agreement, any amounts of damages determined, in a final decision by the applicable court action or other legal proceeding, to be owed to such Party by the other Party based on the other Party’s material breach of this Agreement.

10.3 Termination Upon Insolvency. Either Party may terminate this Agreement upon written notice to the other Party, if, at any time, the other Party (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within ninety (90) days after the filing thereof, or (c) makes an assignment of the assets associated with this Agreement for the benefit of its creditors.

10.4 Termination by Artiva. Artiva may terminate this Agreement in its entirety without cause upon ninety (90) days prior written notice to GCLC.

10.5 Effects of Expiration or Termination of this Agreement. Upon any expiration or termination of this Agreement, all rights and obligations of the Parties shall terminate entirely, except as provided in this Section 10.5 and Section 10.7 and the sections referenced therein and:

(a) Termination of License to Artiva. All rights and licenses granted to Artiva hereunder shall terminate, except for any and all licenses that survive expiration or termination in accordance with the last sentence of Section 6.1(b); provided that if this Agreement is terminated by GCLC pursuant to Section 10.2 or 10.3, any sublicense granted to a Sublicensee that is not in breach under the applicable sublicense (and whose actions or omissions did not result in a breach by Artiva giving rise to GCLC’s right of termination) will continue as a direct license from GCLC so long as the Sublicensee makes all payments to GCLC required under Section 6.1.

(b) Remaining Inventories. Artiva or its Affiliates, to the extent that such parties continue to have stocks of usable Licensed Products that would be subject to payment of Core IP Royalties pursuant to Section 6.1, may continue to fulfill orders received for Licensed Products until [***] months following the date of termination. For Licensed Products sold by Artiva or its Affiliates after the effective date of a termination, Artiva shall continue to pay Core IP Royalties pursuant to Section 6.1, as applicable.

(c) Additional Effects of Termination. Upon any termination of this Agreement, except termination of this Agreement by Artiva under Section 10.2, effective as of such termination, Artiva shall promptly (A) assign and transfer (or cause to be assigned and transferred) to GCLC or its designee (and provide copies of) all Regulatory Materials and Regulatory Approvals held in the name of Artiva, or any Affiliate it controls (within the meaning of Section 1.1), relating to any Licensed Product, including related correspondence with Regulatory Authorities and (B) disclose to GCLC, and grant to GCLC a Right of Reference and Use (as that term is defined in 21 C.F.R. § 314.3(b) or any non-United States equivalent) with respect to, all pre-clinical and clinical data, including pharmacology and biology data, in Artiva’s or its applicable controlled Affiliates’ Control with respect to any Licensed Product.

10.6 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

10.7 Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration (including any rights or obligations with respect to payments due and owing prior to the date of termination or expiration). Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Articles 1, 13 and 14 and Sections 2.5, 6.1(b) (final sentence only), 6.3 (for the term stated therein), 8.1, 9.1 (for the term stated therein), 9.2, 9.3, 9.4, 9.5, 9.7, 10.5, 10.6, 10.7, 10.8, 11.5, 12.1, 12.2 and 12.3 (for [***] years).

10.8 Rights under Bankruptcy or Insolvency Laws. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the provisions of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the provisions of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered pursuant to clause (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

11.	REPRESENTATIONS AND WARRANTIES AND COVENANTS

11.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.

(b) Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflicts. The execution and delivery of this Agreement, and the performance by such Party of its obligations under this Agreement, including the grant of rights and licenses to the other Party pursuant to this Agreement, does not and will not: (i) conflict with, nor result in any violation of or default under, any instrument, judgment, order, writ, decree, contract or provision to which such Party is bound; (ii) give rise to the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval that applies to such Party, its business or operations or any of its assets or properties; or (iii) conflict with any rights granted by such Party to any Third Party or breach any obligation that such Party has to any Third Party.

11.2 GCLC Representations and Warranties. GCLC represents and warrants to Artiva as of the Effective Date that:

(a) GCLC is the sole and exclusive owner of the GCLC Core Patents and Selected Product Patents (other than the GCLC Core Patents exclusively licensed to GCLC by [***], a GCLC Affiliate), in each case free and clear of all liens, and GCLC has the right to grant the licenses, sublicenses and other rights with respect to the GCLC Core Patents and Selected Product Patents that it purports to grant hereunder. Exhibit 1.23 is a true and complete list of all Patents Controlled by GCLC or any GCLC Affiliate as of the Effective Date that relate to methods and tools for culturing or engineering NK Cells, NK Cells produced by such methods (including NK Cells containing CARs and NK Cells with other receptor or marker modifications), NK Cell manufacturing and production methods or cryoformulation technologies. Exhibit 1.44 is a true and complete list of all Patents Controlled by GCLC or any GCLC Affiliate as of the Effective Date that relate specifically to a Selected Product or its manufacture or use (other than any GCLC Core Patents). All official fees, maintenance fees and annuities for the GCLC Core Patents and Selected Product Patents have been paid through the Effective Date.

(b) All issued GCLC Core Patents and Selected Product Patents are in full force and effect and subsisting, and inventorship of each Patent is properly identified on such Patents. No Third Party has asserted in writing that any issued GCLC Core Patent or Selected Product Patent is invalid or unenforceable. None of the GCLC Core Patents or Selected Product Patents is currently involved in any interference, reissue, reexamination, or opposition proceeding, and no such proceeding is threatened to the Knowledge of GCLC. GCLC has taken reasonable security measures consistent with industry standard practices, including measures against unauthorized disclosure, to protect the secrecy and confidentiality of trade secrets within the GCLC Core Know-How and Selected Product Know-How. GCLC and GCLC Affiliates have complied with all duties of candor required by applicable Governmental Authorities in the prosecution by GCLC or any GCLC Affiliates of any rights in the GCLC Core Technology or Selected Product Technology.

(c) GCLC (i) has provided Artiva a true and complete copy of the Existing Third Party Agreements, including any amendments thereto, and the Existing Third Party Agreements are in full force and effect in accordance with its terms; and (ii) is in compliance in all material respects with its obligations under the Existing Third Party Agreements and, to GCLC’s knowledge, (A) the other parties to the Existing Third Party Agreements have not breached the Existing Third Party Agreements in any material respect, and (B) there is no basis for termination of the Existing Third Party Agreements;

(d) To GCLC’s Knowledge, there are no activities by Third Parties that would constitute infringement of the GCLC Core Patents or Selected Product Patents or misappropriation of the GCLC Core Know-How or Selected Product Know-How.

(e) Neither GCLC nor any GCLC Affiliate has received any written notice from any person, or have Knowledge of, any actual or threatened claim or assertion that the use or practice of the GCLC Core Technology or Selected Product Technology infringes or misappropriates the intellectual property rights of a Third Party.

(f) There are no actual, pending, or alleged or threatened in writing, adverse actions, suits, claims, interferences or formal governmental investigations by or against GCLC or any GCLC Affiliate in or before any court or Governmental Authority involving GCLC Core Technology or Selected Product Technology.

(g) GCLC and GCLC Affiliates and, to GCLC’s Knowledge, any subcontractor to which GCLC or any GCLC Affiliate has subcontracted activities in connection with any Licensed Product have complied in all material respects with all applicable Laws, including all good clinical practices, good laboratory practices and good manufacturing practices, permits, governmental licenses, registrations, approvals, authorizations, orders, injunctions and decrees, in the research, development, manufacture and use of any Licensed Product, and neither GCLC nor any GCLC Affiliate nor, to GCLC’s Knowledge, any such subcontractor has received any written notice from any Governmental Authority claiming that any such activities as conducted by them are not in such compliance.

(h) All of GCLC’s and GCLC Affiliates’ employees or subcontractors acting on its behalf who have performed research, development, manufacturing or regulatory activities with respect to any Licensed Product are and will be obligated under a binding written agreement to comply with obligations of confidentiality and non-use no less restrictive than those set forth in Article 9.

11.3 Covenants. Each Party covenants to the other Party as follows:

(a) No Debarment. Neither such Party nor any of its Affiliates is debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable applicable Laws in the Territory and, in the course of development, manufacturing or other activities relating to any Selected Product, neither Party nor any of its Affiliates or subcontractors has used or shall use any employee, consultant or subcontractor who has been debarred or disqualified or, to such Party’s or its Affiliates’ Knowledge, is the subject of debarment or disqualification proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its or its Affiliates’ employees, consultants or subcontractors involved in any development, manufacturing or other activities relating to any Selected Product has been debarred or disqualified or is the subject of debarment or disqualification proceedings by any Regulatory Authority.

(b) Compliance. Both Parties and their respective Affiliates shall comply in all material respects with all applicable Laws in the development, manufacture and commercialization of any Selected Product, in each case, to the extent applicable, including the statutes, regulations and written directives of the FDA, the EMA and any other Regulatory Authorities, the Federal Food, Drug & Cosmetic Act, as amended, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. § 1320a-7b(f), and the Foreign Corrupt Practices Act of 1977, each as may be amended from time to time.

(c) Employees and Subcontractors. During the Term, all employees and subcontractors of a Party or its Affiliates performing research, development, commercialization or other activities contemplated hereunder on behalf of such Party or its Affiliates shall be obligated to undertake in writing obligations of ownership of Information, discoveries and inventions which are the same as those undertaken by the Parties pursuant to Section 8.1.

11.4 Additional GCLC Covenants. GCLC hereby covenants to Artiva that during the Term, GCLC shall not amend, modify or terminate any of the Existing Third Party Agreements in a manner that could affect Artiva, except with Artiva’s prior written consent.

11.5 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

12.	INDEMNIFICATION AND LIMITATION OF LIABILITY

12.1 Indemnification.

(a) Indemnification by Artiva. Artiva shall defend, indemnify, and hold GCLC and its Affiliates and their respective officers, directors, employees, and agents (the “GCLC Indemnitees”) harmless from and against any and all damages or other amounts payable by such GCLC Indemnitees, including any reasonable attorneys’ fees, taxes (including penalties and interest), and costs of litigation incurred by, such GCLC Indemnitees, to the extent resulting from claims, suits, proceedings, or causes of action brought by any Third Party (“Claims”) against such GCLC Indemnitees that arise from or are based on: (i) the development, manufacture or commercialization of any Licensed Product in the Territory, or performance of the CMC Activities, by or on behalf of Artiva or its Affiliates or Sublicensees (excluding in all cases GCLC or its Affiliates); (ii) the breach of any of Artiva’s obligations under this Agreement, including Artiva’s representations, warranties or covenants set forth herein; or (iii) the willful misconduct or negligent acts of Artiva or any of its Affiliates or any of its or their respective officers, directors, employees or agents. The foregoing indemnity obligation shall not apply to the extent to the extent that any of the Claims arises from, is based on, or results from any activity described in Section 12.1(b)(i), (ii) or (iii) for which GCLC is obligated to indemnify the Artiva Indemnitees under Section 12.1(b).

(b) Indemnification by GCLC. GCLC shall defend, indemnify, and hold Artiva and its Affiliates and their respective officers, directors, employees, and agents (the “Artiva Indemnitees”) harmless from and against any and all damages or other amounts payable by such GCLC Indemnitees, including any reasonable attorneys’ fees, taxes (including penalties and interest), and costs of litigation incurred by such Artiva Indemnitees, to the extent resulting from Claims against such Artiva Indemnitees that arise from or are based on: (i) the development, manufacture or commercialization of any Licensed Product, or performance of the CMC Activities, by or on behalf of GCLC or its Affiliates, licensees or sublicensees (other than Artiva and its Affiliates and Sublicensees); (ii) the breach of any of GCLC’s obligations under this Agreement, including of GCLC’s representations, warranties or covenants set forth herein; or (iii) the willful misconduct or negligent acts of GCLC or any of its Affiliates or any of its or their respective officers, directors, employees or agents. The foregoing indemnity obligation shall not apply to the extent to the extent that any of the Claims arises from, is based on, or results from any activity set forth in Section 12.1(a)(i), (ii) or (iii) for which Artiva is obligated to indemnify the GCLC Indemnitees under Section 12.1(a).

(c) Indemnification Procedures. The Party seeking indemnification (individually, the “Indemnified Party”), shall promptly notify the other Party (the “Indemnifying Party”) in writing of the Claim. Such Claim for indemnity shall indicate the nature of the Claim and the basis therefor. Promptly after a Claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Claim, provided that (i) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense, (ii) the Indemnifying Party will conduct the defense of any such Claim with due regard for the business interests and potential related liabilities of the Indemnified Party, and (iii) the Indemnifying Party will not agree to any settlement that would admit liability on the part of the Indemnified Party or involve relief other than payment of money, without the approval of the Indemnified Party, not to be unreasonably withheld; and provided, further, that if it is reasonably likely that the Parties may have conflicting interests or if it is otherwise not advisable under applicable legal and ethical requirements for the Indemnifying Party’s defense counsel to represent both Parties, separate independent counsel shall be retained for each Party at its own expense. The Indemnifying Party will not, in defense of any such Claim, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense at the Indemnifying Party’s own cost and expense, and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party.

12.2 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.2 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9.

12.3 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least [***] days prior to the cancellation, non-renewal or material changes in such insurance. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12.

13.	DISPUTE RESOLUTION

13.1 Disputes. The Parties recognize that disputes as to certain matters arising under or relating to this Agreement or either Party’s rights or obligations hereunder may from time to time arise. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

13.2 Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [***] days after such dispute is first notified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers (or their designees) for attempted resolution by good faith negotiations within [***] days after such notice is received, including at least one (1) in person meeting of the Executive Officers within [***] days after such notice referring the dispute to the Executive Officers is received.

13.3 Binding Arbitration. If the Executive Officers of the Parties are not able to resolve such disputed matter within [***] days and either Party wishes to pursue the matter, each such dispute, controversy or claim, subject to Section 13.4, shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to its Dispute Resolution Rules then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:

(a) The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business. Within [***] days after initiation of arbitration, each Party shall select one (1) person to act as arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator within [***] days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(b) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, unless the arbitrators determine that a Party has incurred unreasonable expense due to vexatious or bad faith position taken by the other Party, in which event, the arbitrators may make an award of all or any portion of such expenses so incurred.

(c) Reasons for the arbitrators’ decisions should be complete and explicit, including reasonable determinations of law and fact. The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated. Such a written decision shall be rendered by the arbitrators following a full comprehensive hearing, no later than [***] months following the selection of the arbitrators under Section 13.3(a).

(d) Except to the extent necessary to confirm an award or as may be required by applicable Laws, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

13.4 Excluded Disputes. Notwithstanding Section 13.3, any dispute, controversy or claim relating to (a) the scope, validity, enforceability or infringement of any Patent, trademark or copyright or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory shall be submitted to a court of competent jurisdiction.

13.5 License Terms Determination.

(a) If the Parties fail to agree on all economic terms of a Selected Product License Agreement for an Option Candidate pursuant to Section 5.4(b) before Artiva delivers an Exercise Notice with respect thereto, then unless otherwise agreed in writing by the Parties (including any agreement by the Parties to continue negotiation of such terms) the unresolved terms shall be finally settled by an impartial and independent Third Party acting as expert, and not as an arbitrator (the “Expert”).

(b) The Expert shall be an expert in [***]. Before accepting appointment, the Expert shall disclose to the Parties any circumstances that might give rise to a reasonable basis for questioning the Expert’s impartiality or independence, or confirm in writing that no such circumstances exist.

(c) Within [***] Business Days following the selection of the Expert, each Party shall prepare and submit to the Expert and the other Party a written report setting forth its position with respect to the unresolved terms of the license. Each Party shall have [***] Business Days from receipt of the other Party’s submission to submit a written response thereto. The Expert shall have the right to meet with the Parties, either alone or together.

(d) The Expert shall [***]. No later than [***] days after the designation of the Expert, the Expert shall make a determination, which will be made by [***]. The Expert shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith. The Parties agree that such Expert’s determination shall be final and determinative. The Party against whom the Expert rules shall bear all costs of the Expert.

14.	MISCELLANEOUS

14.1 Entire Agreement; Amendments. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.2 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement (other than any obligation make payments when due) to the extent that such performance is prevented by force majeure (as defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorism, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, the payment of amounts due and owing hereunder shall in no event be delayed by the payor because of a force majeure affecting the payor.

14.3 Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), or by FedEx or other reputable courier service. Any such notice shall be deemed to have been given: (a) as of the day of personal delivery; (b) one (1) day after the date sent by facsimile service; or (c) on the day of successful delivery to the other Party confirmed by the courier service. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

If to Artiva:

Artiva Biotherapeutics, Inc.

4747 Executive Drive, Suite 1150

San Diego, CA 92121

Attention: Chief Executive Officer

With copies (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

Attention: L. Kay Chandler

FAX: +1 858 550 6420

If to GCLC:

Green Cross LabCell Corporation

107, Ihyeon-ro 30 beon-gil, Giheung-gu, Yongin-si,

Gyeonggi-do, 446-850, 16924, Republic of South Korea.

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Green Cross LabCell Corporation

107, Ihyeon-ro 30 beon-gil, Giheung-gu, Yongin-si,

Gyeonggi-do, 446-850, 16924, Republic of South Korea.

Attention: Chief Financial Officer (KD Choi)

FAX: [***]

14.4 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent (a) to its Affiliates, including in connection with any re-domiciling of such Party or its Affiliates, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate, or (b) to a Third Party successor to all or substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted assignment shall be binding on the successors and permitted assigns of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.4 shall be null, void and of no legal effect.

14.5 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.6 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.7 Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.8 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.9 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, without the prior written consent of the other Party unless required by a final “determination” as defined in Section 1313 of the United States Internal Revenue Code of 1986, as amended.

14.10 Governing Law. Resolution of all disputes, controversies or claims arising out of, relating to or in connection with this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, U.S., without regard to conflicts of law rules.

14.11 Construction of this Agreement. When used in this Agreement, “including” means “including without limitation”. The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. References to either Party include the successors and permitted assigns of that Party. All references in this Agreement to the singular shall include the plural where applicable. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The Parties have each consulted counsel of their choice regarding this Agreement and have jointly prepared this Agreement, and, accordingly, no provisions of this Agreement shall be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement shall govern. This Agreement has been prepared in the English language and English shall control its interpretation.

14.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which shall be binding when sent.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

ARTIVA BIOTHERAPEUTICS, INC.		GREEN CROSS LABCELL CORPORATION

By:	/s/ Thomas J. Farrell	By:	/s/ Dae-Woo Park
Title:	President & CEO	Title:	CEO
Date:	September 4th, 2019	Date:	04.09.2019

Exhibit 1.23

GCLC Core Patents

[***]

Exhibit 1.34

Option Candidate Criteria

[***]

2

Exhibit 1.42

AB-101, AB-201, AB-301, AB-401

Product	Description

AB-101 (CBNK)	● [***] ● [***]

AB-201 (CAR-CBNK)	● [***] ● [***] ● [***]

AB-301 (Enhanced CBNK)	● [***] ● [***]

AB-401 (iPSC-NK)	● [***] ● [***]

3

Exhibit 1.44

Selected Product Patents

[***]

4

Exhibit 5.4(b)

AB-101 Selected Product License Agreement Economic Terms

Payments for AB-101:	Licensee will pay Licensor milestone and royalty payments in consideration of the license with respect to AB-101 granted upon exercise of the Option to AB-101 as follows:

AB-101 Development Milestone Payments:

Licensee would pay Licensor the following one-time development milestones upon the first occurrence with respect to AB-101:

1. [***]

2. [***]

3. [***]

4. [***]

5. [***]

6. [***]

7. [***]

8. [***]

9. [***]

10. [***]

11. [***]

12. [***]

AB-101 Sales-Based Milestones

Licensee would pay Licensor the following one-time sales-based milestones upon the first occurrence for AB-101:

● $[***] upon achieving cumulative Net Sales of $[***] for AB-101 in the Licensed Territory;

● $[***] upon achieving cumulative Net Sales of $[***] for AB-101 in the Licensed Territory; and

● $[***] upon achieving cumulative Net Sales of $[***] for AB-101 in the Licensed Territory.

5

AB-101 Royalties:

In addition to the Core IP Royalties, Licensee would pay Licensor royalties on Net Sales of AB-101 sold by Licensee and its affiliates and its sublicensees (including sales by any resellers, distributors, agents, etc. appointed by any of them) in the Licensed Territory, the manufacture, use or sale of which is claimed by or uses any Selected Product Technology (“AB-101 Royalties”) as follows (assuming a [***] royalty on Core IP):

● [***] of the portion of calendar year Net Sales of AB-101 that is less than or equal to $[***];

● [***] of the portion of calendar year Net Sales of AB-101 that is greater than $[***] and less than or equal to $[***]; and

● [***] of the portion of calendar year Net Sales of AB-101 that is greater than $[***] and less than or equal to $[***]; and

● [***] of the portion of calendar year Net Sales of AB-101 that is greater than $[***].

AB-101 Royalties would be subject to adjustments set forth in Section 6.1(e) of the Option and License Agreement as

applied to AB-101 Royalties, provided that [***]. AB-101 Royalties would be payable on a country-by-country in the Licensed Territory basis from the first commercial sale of AB-101 in a given country in the Licensed Territory through the longer of (a) the last to expire valid claim of the Selected Product Patents in such country claiming AB-101 or its manufacture or use, (b) the duration of any regulatory exclusivity for AB-101 in such country, or (c) 10 years after the first commercial sale of AB-101 in such country.

6